Exhibit 99.1

H. Patrick Dee Chief Executive Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

NEWS RELEASE

FIRST STATE REVISES FIRST QUARTER RESULTS

Albuquerque, N.M. — May 17, 2010 — First State Bancorporation (NASDAQ:FSNM) today announced that it revised its first quarter results of operations from those announced on April 26, 2010.

Results of operations for the first quarter have been revised and include additional provisions for loan losses of $10 million. The additional provision for loan losses was deemed necessary to appropriately recognize further declines in the value of real estate securing nonperforming loans based on recently received appraisals. As required by accounting principles, First State has recorded this charge against earnings and revised the financial statements included with the news release of April 26, 2010.

After giving effect to this adjustment, the net loss for the first quarter ended March 31, 2010, increased from $15.7 million to $25.7 million, or ($1.24) per share. As a result of the increased loss, the total capital to risk-weighted assets ratio at First Community Bank is 7.53% which drops the bank from “adequately capitalized” to “undercapitalized” for regulatory purposes. First State’s Form 10-Q, which includes its consolidated condensed financial statements for the quarter ended March 31, 2010, was filed today.

ABOUT FIRST STATE

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 40 branches located in New Mexico and Arizona. On Monday, May 17, 2010, First State’s stock closed at $0.54 per share. First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com. Investors and securityholders may also obtain these documents free of charge at the SEC’s website at www.sec.gov.